KINGSTONE

FOR IMMEDIATE RELEASE

Kingstone Stockholders Approve Company Proposals at Annual Meeting

Kingston, NY — August 9, 2023 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company"), a Northeast regional property and casualty insurance holding company, today announced the results of its annual meeting of stockholders, held today at the Company's headquarters in Kingston, New York. At the meeting:

- The Company's six directors, Barry B. Goldstein, Meryl S. Golden, Floyd R. Tupper, Timothy P. McFadden, William L. Yankus and Carla A. D'Andre, were elected to a one-year term, to expire at the next annual meeting of stockholders.
- An amendment to the Company's Amended and Restated 2014 Equity Participation Plan to increase the number of shares authorized to be issued under the plan from 1,400,000 to 1,900,000 was approved.
- The appointment of Marcum LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2023 was ratified.
- The compensation of the Company's named executive officers, as set forth in the proxy statement for the meeting, was approved.

About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut. Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

Contact:

Jennifer Gravelle
Chief Financial Officer
(845) 768-1970